EXHIBIT 99.1
Houston, Texas
February 4, 2014

FOR IMMEDIATE RELEASE - EARNINGS

ATWOOD OCEANICS, INC., announced today that the Company earned net income of $83.4 million or $1.28 per diluted share, on revenues of $284.7 million for the quarter ended December 31, 2013 compared to net income of $101.9 million or $1.57 per diluted share on revenues of $292.7 million for the quarter ended September 30, 2013 and compared to net income of $72.8 million or $1.10 per diluted share, on revenues of $245.1 million for the quarter ended December 31, 2012.

	For the Three Months Ended
		(Unaudited)
(In thousands, except per share amounts)	December 31, 2013	September 30, 2013	December 31, 2012
Revenues	$284,706	$292,721	$245,093
Income before Income Taxes	94,260	118,152	84,087
Provision for Income Taxes	(10,863)	(16,259)	(11,256)
Net Income	$83,397	$101,893	$72,831

Earnings per Common Share -
Basic	$1.30	$1.59	$1.11
Diluted	$1.28	$1.57	$1.10

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
(In thousands, except per share amounts)	2013	2012
REVENUES:
Contract drilling	$273,557	$234,760
Revenues related to reimbursable expenses	11,149	10,333
Total revenues	284,706	245,093

COSTS AND EXPENSES:
Contract drilling	123,162	105,938
Reimbursable expenses	8,414	5,978
Depreciation	32,544	27,578
General and administrative	19,822	17,221
Other, net	(1,637)	7
	182,305	156,722

OPERATING INCOME	$102,401	$88,371

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(8,211)	(4,408)
Interest Income	70	124
	(8,141)	(4,284)

INCOME BEFORE INCOME TAXES	94,260	84,087
PROVISION FOR INCOME TAXES	10,863	11,256
NET INCOME	$83,397	$72,831

EARNINGS PER COMMON SHARE:
Basic	$1.30	$1.11
Diluted	$1.28	$1.10
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	64,112	65,528
Diluted	65,026	66,092

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED ANALYSIS OF REVENUES AND DRILLING COSTS
(Unaudited)

	REVENUES
	Three Months Ended
(In thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Ultra-Deepwater	$87.2	$89.1	$82.8
Deepwater	107.6	108.8	100.0
Jackups	78.8	81.4	52.0
Reimbursable	11.1	13.4	10.3
	284.7	292.7	245.1

	DRILLING COSTS
	Three Months Ended
(In thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Ultra-Deepwater	$35.2	$31.9	$29.6
Deepwater	48.8	40.9	45.7
Jackups	36.6	34.1	28.5
Reimbursable	8.4	9.4	6.0
Other	2.6	5.3	2.1
	$131.6	$121.6	$111.9

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 31, 2013	September 30, 2013
ASSETS
Cash and cash equivalents	$132,326	$88,770
Accounts receivable	172,821	199,689
Income tax receivable	5,531	4,672
Inventories of materials and supplies	110,561	121,833
Prepaid expenses and deferred costs	30,721	38,796
Total current assets	451,960	453,760

Property and equipment, net	3,583,267	3,164,724

Other receivables	11,831	11,831
Deferred costs and other assets	31,661	26,951
Total assets	$4,078,719	$3,657,266

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$71,179	$95,827
Accrued liabilities	17,578	17,653
Notes payable	2,025	8,071
Interest payable	19,404	7,945
Income tax payable	12,787	16,554
Deferred credits	21,714	10,822
Total current liabilities	144,687	156,872

Long-term debt	1,602,961	1,263,232
Deferred income taxes	681	485
Deferred credits	5,356	1,176
Other	30,451	28,130
Total long-term liabilities	1,639,449	1,293,023

Commitments and contingencies

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $1.00 par value, 90,000 shares authorized with 64,208 and 64,057 issued and outstanding at December 31, 2013 and September 30, 2013, respectively	64,208	64,057
Paid-in capital	187,416	183,390
Retained earnings	2,044,802	1,961,405
Accumulated other comprehensive loss	(1,843)	(1,481)
Total shareholders' equity	2,294,583	2,207,371
Total liabilities and shareholders' equity	$4,078,719	$3,657,266

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$83,397	$72,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,544	27,578
Amortization of debt issuance costs and bond premium	1,176	1,036
Amortization of deferred items	(4)	(32)
Provision for doubtful accounts	—	1,871
Provision for inventory obsolescence	430	181
Deferred income tax expense/(benefit)	196	(220)
Share-based compensation expense	3,354	3,048
Other, net	392	7
Change in assets and liabilities:
Accounts receivable	26,868	22,388
Income tax receivable	(859)	141
Inventory	10,842	(257)
Prepaid expenses	6,458	5,470
Deferred costs and other assets	(8,167)	(4,039)
Accounts payable	(13,556)	(27,978)
Accrued liabilities	11,195	4,937
Income tax payable	(3,767)	3,603
Deferred credits and other liabilities	9,695	6,354
Net cash provided by operating activities	160,194	116,919

Cash flows from investing activities:
Capital expenditures	(462,620)	(321,995)
Installment proceeds from pending sale of asset	11,200	—
Proceeds from sale of assets	77	41
Net cash used in investing activities	(451,343)	(321,954)

Cash flows from financing activities:
Proceeds from bank credit facilities	340,000	240,000
Principal payments on notes payable	(6,046)	(5,148)
Proceeds from exercise of stock options	823	653
Debt issuance costs paid	(72)	—
Net cash provided by financing activities	334,705	235,505
Net increase (decrease) in cash and cash equivalents	$43,556	$30,470
Cash and cash equivalents, at beginning of period	$88,770	$77,871
Cash and cash equivalents, at end of period	$132,326	$108,341

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 13 mobile offshore drilling units and is constructing three ultra-deepwater drillships. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902